Exhibit 99.1
Uber Announces Results for Fourth Quarter and Full Year 2020

Revenue of $3.2 billion grew 13% quarter-over-quarter (down 16% year-over-year)
Mobility exceeded 1 billion trips in Q4
Delivery Gross Bookings grew 130% YoY with continued Adjusted EBITDA improvement

SAN FRANCISCO – February 10, 2021 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the fourth quarter and full year ended December 31, 2020.
Financial Highlights for Fourth Quarter 2020
•Gross Bookings grew 16% quarter-over-quarter (“QoQ”) to $17.2 billion, down 5% year-over-year (“YoY”), or 4% on a constant currency basis, with Delivery Gross Bookings growing 128% YoY and Mobility Gross Bookings declining 47% YoY, respectively, on a constant currency basis.
•Revenue grew 13% QoQ but declined 16% YoY, or 15% on a constant currency basis. Delivery Revenue grew 19% QoQ and 224% YoY while Mobility Revenue grew 8% QoQ and declined 52% YoY.
•Net loss attributable to Uber Technologies, Inc. was $968 million, which includes $236 million in stock-based compensation expense.
•Adjusted EBITDA loss of $(454) million, reduced by $171 million QoQ and by $161 million YoY, and represented (14.3)% margin as a percentage of revenue.
•Mobility Adjusted EBITDA of $293 million, up $48 million QoQ and down $449 million YoY, and represented 19.9% margin as a percentage of Mobility Revenue.
•Delivery Adjusted EBITDA loss of $(145) million, reduced by $38 million QoQ and by $316 million YoY, and represented (10.7)% margin as a percentage of Delivery Revenue.
•Unrestricted cash, cash equivalents and short-term investments were $6.8 billion at the end of the fourth quarter.

“While 2020 certainly tested our resilience, it also dramatically accelerated our capabilities in local commerce, with our Delivery business more than doubling over the year to a nearly $44 billion annual bookings run-rate in December,” said Dara Khosrowshahi, CEO. “With two global businesses stitched together by world-class tech and increasingly valuable membership programs, we are more focused than ever on making people’s lives a little bit easier—helping them go wherever they want and get whatever they need.”

“We made some big moves this year, acquiring businesses like Cornershop and Postmates while divesting others like ATG and Jump, and structurally lowering our cost base,” said Nelson Chai, CFO. “These decisions have resulted in a much more focused and ultimately stronger company. In Q4 we continued to deliver improving Adjusted EBITDA performance, up $171 million quarter-over-quarter, and remain well on track to achieving our profitability goals in 2021.”

Fourth Quarter 2020 Financial and Operational Highlights

	Three Months Ended December 31,
(In millions, except percentages)	2019	2020	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	111	93	(16)%
Trips	1,907	1,443	(24)%
Gross Bookings	$18,131	$17,152	(5)%	(4)%
Revenue	$3,747	$3,165	(16)%	(15)%
Net loss attributable to Uber Technologies, Inc. (2)	$(1,096)	$(968)	12%
Mobility Adjusted EBITDA	$742	$293	(61)%
Delivery Adjusted EBITDA	$(461)	$(145)	69%
Adjusted EBITDA (1)	$(615)	$(454)	26%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measure” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net loss attributable to Uber Technologies, Inc. includes stock-based compensation expense of $243 million in Q4 2019 and $236 million in Q4 2020.
Full Year 2020 Financial and Operational Highlights

	Year Ended December 31,
(In millions, except percentages)	2019	2020	% Change	% Change (Constant Currency (1))

Trips	6,904	5,025	(27)%
Gross Bookings	$65,001	$57,897	(11)%	(9)%
Revenue	$13,000	$11,139	(14)%	(13)%
Net loss attributable to Uber Technologies, Inc. (2)	$(8,506)	$(6,768)	20%
Mobility Adjusted EBITDA	$2,071	$1,169	(44)%
Delivery Adjusted EBITDA	$(1,372)	$(873)	36%
Adjusted EBITDA (1)	$(2,725)	$(2,528)	7%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measure” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net loss attributable to Uber Technologies, Inc. includes stock-based compensation expense of $4.6 billion in 2019 and $827 million in 2020.
Results by Offering and Segment
Gross Bookings

	Three Months Ended December 31,
(In millions, except percentages)	2019	2020	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$13,512	$6,789	(50)%	(47)%
Delivery	4,374	10,050	130%	128%
Freight	219	313	43%	43%
All Other	26	—	**	**
Total	$18,131	$17,152	(5)%	(4)%
** Percentage not meaningful.

Revenue

	Three Months Ended December 31,
(In millions, except percentages)	2019 (1)	2020	% Change	% Change (Constant Currency (1))

Revenue:
Mobility	$3,050	$1,471	(52)%	(51)%
Delivery	418	1,356	224%	220%
Freight	219	313	43%	43%
ATG and Other Technology Programs (2)	25	25	—	**
All Other	35	—	(100)%	**
Total	$3,747	$3,165	(16)%	(15)%
(1) Our previously reported revenue in 2019 has been retrospectively adjusted to reflect the implementation of a new accounting policy. During the fourth quarter of 2020, we changed our accounting policy related to the presentation of cumulative payments to Drivers in excess of cumulative revenue from Drivers. Our policy for the presentation of these excess cumulative payments has changed from presenting them within cost of revenue, exclusive of depreciation and amortization, to presenting them as a reduction of revenue in our consolidated statements of operations.
(2) Includes $25 million of collaboration revenue from Toyota recognized in each of Q4 2019 and Q4 2020. We announced the divestiture of our Autonomous Technologies Group (“ATG”) to Aurora Innovation. Additionally, we divested Elevate to Joby Aviation. Both transactions were closed in January 2021.
** Percentage not meaningful.
Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended December 31,
(In millions, except percentages)	2019	2020	% Change

Segment Adjusted EBITDA:
Mobility	$742	$293	(61)%
Delivery	(461)	(145)	69%
Freight	(55)	(41)	25%
ATG and Other Technology Programs	(130)	(72)	45%
All Other	(67)	—	100%
Corporate G&A and Platform R&D (1), (2)	(644)	(489)	24%
Adjusted EBITDA (3)	$(615)	$(454)	26%
(1) Excludes stock-based compensation expense.
(2) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(3) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measure” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.

Revenue by Geographical Region

	Three Months Ended December 31,
(In millions, except percentages)	2019	2020	% Change

United States and Canada	$2,458	$1,814	(26)%
Latin America ("LatAm")	531	302	(43)%
Europe, Middle East and Africa ("EMEA")	531	664	25%
Asia Pacific ("APAC")	227	385	70%
Total	$3,747	$3,165	(16)%

Operating Highlights for the Fourth Quarter 2020
Platform
•Membership scaled to over 5 million members: Uber Pass, Eats Pass and Postmates Unlimited reached 5 million members, with the membership programs now live in 16 countries. Additionally, American Express Green, Gold, Platinum & Centurion card members now have access to 12 months of complimentary Eats Pass membership.
•Trips grew 22% QoQ to 1.44 billion, with Mobility trips exceeding 1 billion: Trips across Uber’s platform continued to recover, with Q4 trips improving 22% QoQ to 1.44 billion. Mobility trips exceeded 1 billion for the first quarter since Q1 2020.
•Monthly Active Platform Consumers (“MAPCs”) grew 19% QoQ to 93 million: MAPC recovery continued in Q4, with double-digit QoQ MAPC growth in both Mobility and Delivery. On average, our monthly active consumer spent over $60 monthly across more than 5 transactions on Uber’s platform.
•Drivers and delivery people: In 2020, Uber paid out over $22 billion to drivers and delivery people. In 2020, Uber held several engagement and listening sessions with drivers and delivery people around the world. Driven by some of this feedback, we introduced our proposals for a new model for independent work (IC+), outlining a set of priorities for industry and government action that we believe will improve the quality of work for the millions of independent workers who get work through platforms like Uber’s while preserving the flexibility that we know these workers value.
•Redesigned Uber app: Continued global rollout on Android, where the Uber Eats delivery experience is integrated next to Uber rides, generating incremental user and revenue growth for Eats. The integration now contributes over 10% of Uber Eats first orders.
•Uber for Business (U4B): U4B managed Gross Bookings grew roughly 45% QoQ, with a majority of Bookings now derived from non-business travel products such as Delivery offerings and Guest Products. U4B Delivery products grew over 360% QoQ due to strong holiday demand for meals programs, vouchers, and gift cards, adding several large customers including Microsoft.
Mobility
•Q4 Mobility Gross Bookings recovered 15% QoQ (down 50% YoY): In constant currency terms, Q4 Mobility Gross Bookings were down 47% YoY, with LatAm down 26% YoY, APAC down 35% YoY, EMEA down 44% YoY, and U.S. & Canada down 59% YoY.
•Revenue up 8% QoQ (-52% YoY or -51% YoY constant currency): Revenue recovery lagged Gross Bookings recovery with take rate declining 140bps QoQ to 21.7%, driven by the U.S. & Canada and EMEA lagging other international markets in the recovery, and an adverse impact from drivers litigation settlements (40bps).
•Adjusted EBITDA expanded 20% QoQ (down 61% YoY): Mobility Adjusted EBITDA improved $48 million QoQ to $293 million and significantly outpaced QoQ revenue growth, demonstrating improved operating leverage in the model. Mobility Adjusted EBITDA margin reached 4.3% of Gross Bookings, compared to 4.1% in Q3 2020 and 5.5% in Q4 2019.

•Uber Reserve: We rolled out our new premium reservations service, Uber Reserve, to riders in over 20 cities across the U.S. This service offers an on-time guarantee (or a $50 credit). We expect to expand the service internationally and to UberX over 2021.
•Hailables: Hailable (Taxi/Auto/Moto) products continued their strong progress into Q4 with over 50% QoQ Gross Bookings growth. Powered by increased driver engagement and new launches, Taxi Gross Bookings grew over 20% YoY, significantly outpacing all other Uber Mobility products.
•Uber Transit expansion: ‘Uber and Transit’ rolled out in Mexico City and London, following the Q3 2020 launch in Sydney and Chicago. This service enables riders to plan and execute multimodal trips that combine UberX with public transportation on a single journey, potentially reducing city emissions and congestion. We also expanded our Journey Planning service to 10+ new cities including Atlanta, Auckland, Guadalajara, Philadelphia, Rome, Mumbai, and more.
•Uber and Routematch: Built an API that connects access to the Uber network with Routematch demand-response software; this integration will allow agencies to dispatch Uber’s on-demand services in combination with their services and transit fleets more effectively.
•10 million free or discounted rides and deliveries: We have committed to provide another 10 million free or discounted rides and deliveries to healthcare workers, seniors, and people in need in order to facilitate the distribution of the coronavirus vaccine.
•Expanded Uber Green to 1,400+ cities: Uber Green, our EV and hybrid ride option, is now available in 1,400+ North American cities and towns. Riders in cities like Washington D.C, Austin, Calgary, Houston, Miami, New York City, Miami, Houston, Tucson, Winnipeg and hundreds more can now choose to take a trip in an electric or hybrid vehicle.
•Joined the Zero Emissions Transportation Association (“ZETA”): ZETA is an organization backed by 25+ companies including Uber, Tesla, and PG&E, advocating for national policies that will enable 100% electric vehicle (“EV”) sales by 2030.
•Signed on to the Climate Pledge: A commitment co-founded by Amazon and Global Optimism to take urgent action to meet the Paris Agreement climate goals 10 years early, which aligns with Uber’s work to have 100% of rides taking place in zero-emission vehicles, on public transit, or with micromobility by 2040.
Delivery
•Gross Bookings and Revenue grew triple digits YoY: Delivery Gross Bookings grew 18% QoQ to $10.1 billion, up 128% YoY on a constant currency basis with EMEA up 144% YoY, U.S. & Canada up 142% YoY, LatAm up 130% YoY, and APAC up 79% YoY. Revenue grew 224% YoY (or 220% YoY constant currency) with take rate improving 20bps QoQ to 13.5%.
•Adjusted EBITDA improved QoQ and YoY: Delivery Adjusted EBITDA loss decreased to $(145) million, improving $38 million QoQ and $316 million YoY. Delivery Adjusted EBITDA loss margin improved to (1.4)% as a percentage of Gross Bookings, compared to (2.1)% in Q3 2020 and (10.5)% in Q4 2019.
•Restaurants on the platform exceeded 600K: Active partnered restaurants on Uber Eats grew by over 75% YoY. Notable additions include Union Square Hospitality Group, Chicken Salad Chick, Which Which, Pret a Manger, La Madeleine Country French Cafe, Wings Etc, Ben & Jerry's, Cinepolis, Fresh Hospitality, Barberitos in the U.S.; Papa John’s in Canada; Chipotle in the UK; and Alain Ducasse in France.
•Postmates acquisition closed: Uber closed the previously announced acquisition of Postmates on December 1, 2020. We believe the acquisition adds a strong brand and loyal customer base, complimentary geographies, over 100K partnered restaurants, over $4 billion of run-rate Gross Bookings, and a large and growing non-food merchandise Delivery as a Service (“DaaS”) offering. DaaS represented 18% of Postmates’ December orders, with notable partnerships including Walmart, Apple, and 7-Eleven.
•Uber Eats app redesign: Uber redesigned the Uber Eats product in October 2020 to help consumers find what they are looking for faster, boost the Pickup experience, and increase the discoverability of non-food items—including the addition of new vertical categories like pharmacy, flowers, toys, and pet supplies by market.
•Scaling Grocery and non-food delivery: Grocery Gross Bookings exceeded a $1.5 billion annualized run-rate. Uber completed the acquisition of Cornershop in Mexico on January 11, 2021, which we believe will accelerate the Grocery business there. Notable new partnerships include Morton Williams in the U.S.; H&M and Rexall Pharmacy Group in

Canada; Muffato and Raiasil in Brazil; Lawson, Francfranc and Seiyu in Japan; PX Mart in Taiwan; and Sainsbury’s and McColls in the UK.
•Ads now live in six countries: Following the successful U.S. launch for Ads in Q3, Uber rolled out the offering to Canada, Mexico, France, Japan and Taiwan, with roughly 44K active restaurants at the end of Q4.
•Super Bowl and Tonight I’ll Be Eating: In October launched the second chapter of the “Tonight I’ll Be Eating” U.S. ad campaign, featuring Olympic Gold Medalist Simone Biles and Queer Eye’s Jonathan Van Ness through TV, online video, out-of-home, audio/radio, paid social and display advertising. Marketing continues in Q1 with Uber’s first Super Bowl ad, featuring Mike Myers, Dana Carvey, and Cardi B with a message to support local independent restaurants.
•Restaurant partner branded moments: Introduced numerous consumer campaigns with enterprise partners including: “Throwback Thursdays” with Burger King and Tim Horton’s, Chipotle x Uber Eats “Cuffing Season” Menu in partnership with dating app Hinge, Popeye’s Thanksgiving “Churkey”, and a “Deliver it Forward” program with Starbucks.
Other Segments and Corporate
•Freight continued to grow new service offerings and improve efficiency: Freight’s new offerings, such as Uber Freight Enterprise and API, continued to grow double digits QoQ, driven by a +45% increase in customers using these offerings. Automated visibility into loads improved to 78% in Q4, as Electronic Logging Device (“ELD”) integration roll-out reduces the manual touch points needed to service a load.
•Freight won additional service awards & achievements: Uber Freight was recognized with multiple awards for our technology and outstanding service. These include Niagara Carrier of the Year, Morton Salt Stellar Performance Award, and Food Logistics Top 100 Software & Technology Provider. This continued enterprise and industry recognition further validates the benefits of our digital model to increase visibility, predictability, and improve service for our customers.
•ATG and Elevate divestitures: We announced the divestiture of our Advanced Technologies Group (“ATG”) to Aurora Innovation. Additionally, we divested Elevate to Joby Aviation. Both transactions were closed in January 2021. The ATG assets and liabilities are presented as "Held for sale" on the consolidated balance sheet as of December 31, 2020.
•Completed $1.15 billion convertible notes offering: Completed $1.15 billion offering of 0% Convertible Senior Notes due 2025.
Recent Developments
•Agreed to acquire Drizly: We entered into an agreement to acquire Drizly for approximately $1.1 billion in stock and cash. Drizly is the leading online alcohol marketplace in the United States, available and designed to be fully compliant with local regulations in more than 1,400 cities across a majority of U.S. states. The acquisition remains subject to regulatory approval and customary closing conditions and is expected to close within the first half of 2021.
•Didi stake sale: We completed the sale of approximately $207 million of our Didi shares. We have entered into an agreement to sell approximately $293 million additional Didi shares on the same terms, the closing of which remains subject to certain closing conditions and is expected to occur in Q1 2021. The aggregate shares sold in these transactions represent approximately 8% of our Didi shares as of December 31, 2020.
Webcast and conference call information
A live audio webcast of our fourth quarter and year ended December 31, 2020 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on February 10, 2021 at 1:30 PM (PT) / 4:30 PM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance, including SEC filings, investor events, press and earnings releases, and blogs, on our investor relations website (https://investor.uber.com/).
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 15 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.

Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: the outcome of a legal appeal in the UK regarding the classification of Drivers and a related tax case before the UK tax authority, developments in the COVID-19 pandemic and the resulting impact on our business and operations, competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and delivery persons. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our most recent quarterly report on Form 10-Q for the quarter ended September 30, 2020 and subsequent annual reports, quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; and Adjusted EBITDA margin as a percentage of revenue, as well as, revenue growth in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measure” included at the end of this release.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31,
	2019	2020
Assets
Cash and cash equivalents	$10,873	$5,647
Short-term investments	440	1,180
Restricted cash and cash equivalents	99	250
Accounts receivable, net	1,214	1,073
Prepaid expenses and other current assets	1,299	1,215
Assets held for sale	—	517
Total current assets	13,925	9,882
Restricted cash and cash equivalents	1,095	1,494
Collateral held by insurer	1,199	860
Investments	10,527	9,052
Equity method investments	1,364	1,079
Property and equipment, net	1,731	1,814
Operating lease right-of-use assets	1,594	1,274
Intangible assets, net	71	1,564
Goodwill	167	6,109
Other assets	88	124
Total assets	$31,761	$33,252
Liabilities, mezzanine equity and equity
Accounts payable	$272	$235
Short-term insurance reserves	1,121	1,243
Operating lease liabilities, current	196	175
Accrued and other current liabilities	4,050	5,112
Liabilities held for sale	—	100
Total current liabilities	5,639	6,865
Long-term insurance reserves	2,297	2,223
Long-term debt, net of current portion	5,707	7,560
Operating lease liabilities, non-current	1,523	1,544
Other long-term liabilities	1,412	1,306
Total liabilities	16,578	19,498
Mezzanine equity
Redeemable non-controlling interests	311	787
Equity
Common stock	—	—
Additional paid-in capital	30,739	35,931
Accumulated other comprehensive loss	(187)	(535)
Accumulated deficit	(16,362)	(23,130)
Total Uber Technologies, Inc. stockholders' equity	14,190	12,266
Non-redeemable non-controlling interests	682	701
Total equity	14,872	12,967
Total liabilities, mezzanine equity and equity	$31,761	$33,252

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2020	2019	2020
Revenue (1)	$3,747	$3,165	$13,000	$11,139
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below (1)	1,605	1,441	6,061	5,154
Operations and support	506	369	2,302	1,819
Sales and marketing	1,251	1,038	4,626	3,583
Research and development	608	483	4,836	2,205
General and administrative	647	531	3,299	2,666
Depreciation and amortization	101	180	472	575
Total costs and expenses	4,718	4,042	21,596	16,002
Loss from operations	(971)	(877)	(8,596)	(4,863)
Interest expense	(101)	(118)	(559)	(458)
Other income (expense), net	15	63	722	(1,625)
Loss before income taxes and loss from equity method investments	(1,057)	(932)	(8,433)	(6,946)
Provision for (benefit from) income taxes	25	23	45	(192)
Loss from equity method investments	(9)	(7)	(34)	(34)
Net loss including non-controlling interests	(1,091)	(962)	(8,512)	(6,788)
Less: net income (loss) attributable to non-controlling interests, net of tax	5	6	(6)	(20)
Net loss attributable to Uber Technologies, Inc.	$(1,096)	$(968)	$(8,506)	$(6,768)
Net loss per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$(0.64)	$(0.54)	$(6.81)	$(3.86)
Diluted	$(0.64)	$(0.54)	$(6.81)	$(3.86)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	1,710,260	1,793,084	1,248,353	1,752,960
Diluted	1,710,260	1,793,084	1,248,353	1,752,960
(1) During the fourth quarter of 2020, we changed our accounting policy related to the presentation of cumulative payments to Drivers in excess of cumulative revenue from Drivers. Our policy for the presentation of these excess cumulative payments has changed from presenting them within cost of revenue, exclusive of depreciation and amortization, to presenting them as a reduction of revenue in our consolidated statements of operations. Amounts presented for 2019 have been retrospectively adjusted to reflect the effects of the change to revenue and cost of revenue, exclusive of depreciation and amortization. There was no net impact to loss from operations, net loss attributable to Uber Technologies, Inc., or net loss per share for any periods presented. The consolidated balance sheets and the consolidated statements of cash flows are not affected by this change in accounting policy.

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2019	2020
Cash flows from operating activities
Net loss including non-controlling interests	$(8,512)	$(6,788)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	472	575
Bad debt expense	92	76
Stock-based compensation	4,596	827
Gain on extinguishment of convertible notes and settlement of derivatives	(444)	—
Gain on business divestitures, net	—	(204)
Deferred income taxes	(88)	(266)
Revaluation of derivative liabilities	(58)	—
Accretion of discount on long-term debt	82	45
Payment-in-kind interest	10	—
Impairment of debt and equity securities	—	1,690
Impairments of goodwill, long-lived assets and other assets	—	404
Loss from equity method investments	34	34
Unrealized (gain) loss on debt and equity securities, net	(2)	125
Unrealized foreign currency transactions	16	48
Other	(19)	(43)
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(407)	142
Prepaid expenses and other assets	(478)	94
Collateral held by insurer	(1,199)	339
Operating lease right-of-use assets	201	341
Accounts payable	95	(133)
Accrued insurance reserves	481	(3)
Accrued expenses and other liabilities	960	83
Operating lease liabilities	(153)	(131)
Net cash used in operating activities	(4,321)	(2,745)
Cash flows from investing activities
Proceeds from sale and disposal of property and equipment	51	3
Purchases of property and equipment	(588)	(616)
Purchases of non-marketable equity securities	(100)	(10)
Purchases of marketable securities	(441)	(2,101)
Proceeds from maturities and sales of marketable securities	2	1,360
Proceeds from business disposal, net of cash divested	293	—
Acquisition of businesses, net of cash acquired	(7)	(1,471)
Return of capital from equity method investee	—	91
Purchase of note receivable	—	(185)
Other investing activities	—	60
Net cash used in investing activities	(790)	(2,869)
Cash flows from financing activities
Proceeds from issuance of common stock upon initial public offering, net of offering costs	7,973	—

Taxes paid related to net share settlement of equity awards	(1,573)	(17)
Proceeds from issuance of common stock related to private placement	500	—
Proceeds from issuance of subsidiary preferred stock units	1,000	247
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	49	125
Issuance of term loan and notes, net of issuance costs	1,189	2,628
Principal repayment on term loan and notes	(27)	(527)
Principal repayment on Careem Notes	—	(891)
Principal payments on capital and finance leases	(138)	(224)
Repurchase of stock subject to put options related to Yandex	(74)	—
Other financing activities	40	38
Net cash provided by financing activities	8,939	1,379
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(4)	(92)
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	3,824	(4,327)
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	8,209	12,067
Reclassification from (to) assets held for sale during the period	34	(349)
End of period, excluding cash classified within assets held for sale	$12,067	$7,391

Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2020	2019	2020

	(Unaudited)
Interest income	$50	$4	$234	$55
Foreign currency exchange gains (losses), net	(40)	(24)	(40)	(128)
Gains on business divestitures, net (1)	—	77	—	204
Unrealized gain (loss) on debt and equity securities, net (2)	1	(2)	2	(125)
Impairment of debt and equity securities (3)	—	—	—	(1,690)
Change in fair value of embedded derivatives	—	—	58	—
Gain on extinguishment of convertible notes and settlement of derivatives (4)	—	—	444	—
Other, net	4	8	24	59
Other income (expense), net	$15	$63	$722	$(1,625)
(1)During the year ended December 31, 2020, gains on business divestitures, net represented a $154 million gain on the sale of our Uber Eats India operations to Zomato Media Private Limited (“Zomato”) recognized in the first quarter of 2020 and a $77 million gain on the sale of our European Freight Business to sennder GmbH recognized in the fourth quarter of 2020, partially offset by a $27 million loss on the sale of our JUMP operations to Lime recognized in the second quarter of 2020.
(2)During the years ended 2019 and 2020, we recorded changes to the fair value of investments in securities accounted for under the fair value option.
(3)During the year ended December 31, 2020, we recorded an impairment charge of $1.7 billion, primarily related to our investment in Didi recognized during the first quarter of 2020.
(4)During the year ended December 31, 2019, we recognized a $444 million gain on extinguishment of our 2021 and 2022 convertible notes and settlement of derivatives in connection with our IPO, recognized during the second quarter of 2019.
Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2020	2019	2020

	(Unaudited)
Operations and support	$23	$20	$454	$72
Sales and marketing	13	13	242	48
Research and development	136	136	2,958	477
General and administrative	71	67	942	230
Total	$243	$236	$4,596	$827
Through May 9, 2019, no stock-based compensation expense had been recognized for certain awards with a performance condition based on the occurrence of a qualifying event, such as an initial public offering (“IPO”), as such qualifying event was not probable. Upon our IPO in May 2019, the performance condition was met and $3.6 billion of stock-based compensation expense was recognized related to these awards.

Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition and financing related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
COVID-19 response initiatives. To support those whose earning opportunities have been depressed as a result of COVID-19, as well as communities hit hard by the pandemic, we have announced and implemented several initiatives, including, in particular, payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. The payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment are recorded as a reduction to revenue. The cost of personal protective equipment distributed to Drivers, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations are recorded as an expense in our costs and expenses.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of Mobility and New Mobility rides, Delivery meal or grocery deliveries, and amounts paid by Freight shippers, in each case without any adjustment for consumer discounts and refunds, Driver and restaurant earnings, and Driver incentives. Gross Bookings do not include tips earned by Drivers.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility or New Mobility ride or received a Delivery meal or grocery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
All Other (formerly Other Bets). During the second quarter of 2020, we completed the divestiture of our JUMP business (the “JUMP Divestiture”), which comprised substantially all of the operations of our Other Bets reportable segment. Subsequent to the JUMP Divestiture, the Other Bets segment no longer exists and the continuing activities previously included in the Other Bets segment are immaterial for all periods presented. Certain of these other continuing business activities were migrated to our Mobility segment, whose prior period results were not restated because such business activities were immaterial. The other business activities that were not migrated represent an “all other category separate from other reconciling items” and are presented within the All Other caption. The historical results of the former Other Bets segment are included within the All Other caption. Prior to the second quarter of 2020, the All Other (formerly our Other Bets segment) consisted of multiple investment stage offerings, primarily our New Mobility products that provide consumers with access to rides through a variety of modes, including dockless e-bikes and e-scooters. All Other (formerly our Other Bets segment) also included Transit, UberWorks and our Incubator group.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.

Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment revenue. Segment Adjusted EBITDA margin demonstrates the margin that we generate after direct expenses. We believe that each segment’s Adjusted EBITDA margin is a useful indicator of the economics of our segments, as it does not include indirect Corporate G&A and Platform R&D.
Take Rate. We define Take Rate as revenue as a percentage of Gross Bookings.
Trips. We define Trips as the number of completed consumer Mobility or New Mobility rides and Delivery meal or grocery deliveries in a given period. For example, an UberPOOL ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), loss from operations, and other results under GAAP, we use Adjusted EBITDA, as well as revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition and financing related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. To help our board, management and investors assess the impact of COVID-19 on our results of operations, we are excluding the impacts of COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations from Adjusted EBITDA. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations;

•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes interest income, foreign currency exchange gains (losses), net, gains on business divestitures, net, unrealized gain (loss) on debt and equity securities, net, impairment of debt and equity securities and change in fair value of embedded derivatives; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Adjusted EBITDA Margin as a Percentage of Revenue
We define Adjusted EBITDA margin as a percentage of revenue as Adjusted EBITDA divided by revenue. Segment Adjusted EBITDA margin as a percentage of revenue is segment Adjusted EBITDA divided by segment revenue.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.

Reconciliation of Non-GAAP Measures
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated.
Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2019	2020	2019	2020

	(Unaudited)
Adjusted EBITDA reconciliation:
Net loss attributable to Uber Technologies, Inc.	$(1,096)	$(968)	$(8,506)	$(6,768)
Add (deduct):
Net income (loss) attributable to non-controlling interests, net of tax	5	6	(6)	(20)
Provision for (benefit from) income taxes	25	23	45	(192)
Loss from equity method investments	9	7	34	34
Interest expense	101	118	559	458
Other (income) expense, net	(15)	(63)	(722)	1,625
Depreciation and amortization	101	180	472	575
Stock-based compensation expense	243	236	4,596	827
Legal, tax, and regulatory reserve changes and settlements	—	(92)	353	(35)
Driver appreciation award	—	—	299	—
Payroll tax on IPO stock-based compensation	—	—	86	—
Goodwill and asset impairments/loss on sale of assets	—	32	8	317
Acquisition, financing and divestitures related expenses	—	43	—	86
Accelerated lease costs related to cease-use of ROU assets	—	22	—	102
COVID-19 response initiatives	—	16	—	106
Gain on lease arrangement, net	—	—	—	(5)
Restructuring and related charges (credits), net	12	(14)	57	362
Adjusted EBITDA	$(615)	$(454)	$(2,725)	$(2,528)